EXHIBIT 3.3

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

BRAZIL INTERACTIVE MEDIA, INC.

Brazil Interactive Media, Inc. (the “Corporation”) hereby certifies that:

1.	FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2001 under the name “NatureWell, Incorporated”, and a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 20, 2006.

2.	SECOND: A Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 21, 2013 whereby the Corporation, among other things, changed the name of the Corporation to “Brazil Interactive Media, Inc.”

3.	THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation, as amended (this “Amendment”), further amends the provisions of the Corporation’s Restated Certificate of Incorporation.

4.	FOURTH: The terms and provisions of this Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

5.	FIFTH: Article First of the Corporation’s Restated Certificate of Incorporation, as amended, is deleted in its entirety and substituted by the following:

“The name of the Corporation is American Cannabis Company, Inc.”

6.	SIXTH: The effective date of this Certificate of Amendment of the Corporation’s Restated Certificate of Incorporation is September 29, 2014 at 12:01 am.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Corporation’s Restated Certificate of Incorporation, as amended, to be effective on September 25, 2014.

/s/ Corey Hollister

Corey Hollister

Chief Executive Officer